Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

Tyco International Names Frank S. Sklarsky

Executive Vice President and Chief Financial Officer

Sklarsky to Succeed Christopher J. Coughlin Who Plans Retirement

SCHAFFHAUSEN, Switzerland, October 12, 2010 — Tyco International Ltd. (NYSE: TYC) today announced that Frank S. Sklarsky, 53, is joining the company as Executive Vice President and Chief Financial Officer, effective December 1, 2010.  In this role, he succeeds Christopher J. Coughlin, 58, who will advise the company on certain projects until his retirement in 2011. Coughlin has served as Tyco’s Executive Vice President and Chief Financial Officer since 2005.

“Frank is an exceptional addition to our management team,” said Ed Breen, Tyco Chairman and Chief Executive Officer.  “He brings to our company a wealth of financial leadership experience at major public companies and a proven track record of helping these companies strengthen their operational focus and financial discipline.  This experience will be invaluable as we continue to pursue our strategy to advance our leadership position in our three core businesses, to enhance our operating efficiency, and to maintain our strong balance sheet and cash flows.”

Breen continued, “We thank Chris for the tremendous contributions he has made to Tyco during a period of significant transition and change for our company over the last five years.  He played a central role in the complex separation of Tyco into three independent, public companies in 2007 and helped Tyco International remain a financially strong and focused company through the economic downturn.  More recently, Chris has provided financial leadership around our acquisition of Broadview Security and the decision to pursue the spinoff of our Electrical & Metal Products business.  These actions have provided us with a strong foundation from which to build going forward.”

Sklarsky joins Tyco from Eastman Kodak Company where he has served as Executive Vice President and Chief Financial Officer for the past four years.  During his tenure, he has led initiatives around significantly improving cash flow performance, driving capital spending and working capital efficiency, dramatically reducing administrative and operational costs, restructuring the balance sheet and communicating with external constituents.  Prior to joining Kodak, Sklarsky served as Executive Vice President and Chief Financial Officer at ConAgra Foods, Inc., where he played a key role in numerous improvement initiatives in finance, planning, operations and investor relations and instituted controls that led to improved reporting, cash flow and reductions in administrative expenses and capital spending.  Earlier in his career, he spent 20 years with Chrysler in a series of senior financial leadership roles. Sklarsky has also served in other executive finance positions with Dell, Inc. and started his career with Ernst & Young.

Sklarsky earned his M.B.A. from Harvard University in 1983 and his Bachelors of Science, in Accounting, from Rochester Institute of Technology in 1978, where he serves as a member of the Board of Trustees.  He is also a Certified Public Accountant.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world.  Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products.  Tyco had 2009 revenue of approximately $17 billion and has more than 100,000 employees worldwide.  More information on Tyco can be found at www.tyco.com.

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